Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-203457 and 333-203458

Free Writing Prospectus dated August 5, 2015

8/5/2015 Build A Basket Of Non-Correlated Investments Linked To The Sports Industry To view this email as a web page, click here. FANTEX – August 2015 Build Your Investment Basket Today And Watch The Athletes Work Every Sunday NFL training camps are opening across the league with this year's first preseason games just around the corner. For a Fantex investor, the start of the season also provides the opportunity to witness the onfield performance of the athletes associated with your portfolio of tracking stocks. So if you’re looking for an investment to help diversify your portfolio, it’s not too late! Build a basket of securities designed to be taxefficient at Fantex.com and turn your sports page into a financial journal. http://app.fbs.fantex.com/e/es?s=181344204&e=1612&elq=9863149144ec490dab2800815c849c17 1/4

8/5/2015 Build A Basket Of Non-Correlated Investments Linked To The Sports Industry


Fantex
EJ Manuel


Fantex
Mohamed Sanu


Fantex
Vernon Davis


Fantex
Alshon Jeffery


Fantex
Michael Brockers

EXPLORE STOCKS

Fantex App Now Available On

Download on the App Store

ANDROID APP ON Google play

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8/5/2015 Build A Basket Of Non-Correlated Investments Linked To The Sports Industry

These securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole.

Copyright © 2015 Fantex, All rights reserved.

Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex, Inc. and a registered alternative trading system, as well as through other participating broker-dealers. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at **www.sec.gov**. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll-free **855-905-5050**. **View the Fantex Kendall Wright prospectus.** **View the Fantex Jack Mewhort prospectus.**

This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234 San Francisco, CA 94107
© 2015 Fantex Brokerage Services, LLC

Member of SIPC. For details, please see **www.sipc.org**.

This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC.

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